UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 27, 2010, Applied Materials, Inc. (“Applied”) filed a definitive proxy statement in connection with its 2010 Annual Meeting of Stockholders (the “Annual Meeting”).

In connection with the Annual Meeting, on February 26, 2010, Applied sent an email containing the following text to one of its stockholders. Applied may elect to send one or more emails containing substantially the same information to certain of its other stockholders.

We very much appreciate the opportunity to speak with you today about our 2010 Proxy Statement.

As we discussed, Jim Rogers’ expertise and experience in the energy industry are important to Applied Materials, particularly as the Company grows its energy and environmental solutions business. Mr. Rogers provides valuable insights to Applied’s Board of Directors with respect to strategic decisions related to Applied’s expansion into these new markets.

We understand the concern about Mr. Rogers’ having attended less than 75% of Applied Materials’ Board of Directors and Committee meetings in fiscal 2009. Most of these absences were for meetings that took place over just two days in March 2009 when Mr. Rogers had other commitments as President, CEO and Chairman of the board of directors of Duke Energy Corporation, or were due to illness. Significantly, Mr. Rogers attended every Board and Committee meeting in the fiscal year after March 2009.

To help avoid future conflicts between Mr. Rogers’ other obligations and his duties as an independent member of Applied’s Board of Directors, we will improve coordination of scheduling with Mr. Rogers’ calendar. Most importantly, Mr. Rogers has confirmed his commitment to continue contributing to Applied’s success and to maintain his improved attendance record.

Thank you.